                                                                    EXHIBIT 12.1


                             EDISON INTERNATIONAL

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                            (Thousands of Dollars)

                                                          YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------------------------------
                                                   1994           1995             1996           1997         1998
                                              -------------- -------------- --------------- --------------- -------------
EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)            $   1,282,776  $   1,346,636  $    1,399,650  $    1,450,957  $   1,416,332
Add:
  Taxes on income (2)                               444,635        491,477         505,785         498,729        461,711
  Rentals (3)                                         3,512          4,018           3,269           2,639          2,208
  Allocable portion of interest
   on long-term contracts for
   the purchase of power (4)                          1,870          1,848           1,824           1,797          1,767
  Spent nuclear fuel interest (7)                        68           -               -               -              -
  Interest on partnership
   indebtedness (5)                                  30,591         34,681          31,356          34,938         36,019
  Amortization of previously capitalized
   fixed charges                                      3,414          2,417           2,232           7,025          7,246
                                              -------------- -------------- --------------- --------------- -------------
Total earnings before income
  taxes and fixed charges (A)                 $   1,766,866  $   1,881,077  $    1,944,116  $    1,996,085      1,925,283
                                              ============== ============== =============== =============== =============

FIXED CHARGES:
  Interest and amortization                   $     561,265  $     560,641  $      635,407  $      708,446  $     710,388
  Rentals (3)                                         3,512          4,018           3,269           2,639          2,208
  Capitalized interest (6)                           48,996         59,885          57,803          14,937         19,219
  Allocable portion of interest on
   long-term contracts for
   the purchase of power (4)                          1,870          1,848           1,824           1,797          1,767
  Spent nuclear fuel interest (7)                        68           -               -               -                 -
  Interest on partnership
   indebtedness (5)                                  30,591         34,681          31,356          34,938         36,019
  Subsidiary preferred and preference stock
   dividend requirements - pre-tax basis             67,480         78,017          81,011          73,052         63,888
                                              -------------- -------------- --------------- --------------- -------------
Total fixed charges (B)                       $     713,782  $     739,090  $      810,670  $      835,809        833,489
                                              ============== ============== =============== =============== =============
RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                             2.48           2.55            2.40            2.39           2.31
                                               ============= ============== =============== =============== =============

(1) Includes allowance for funds used during construction and accrual of unbilled revenue.
(2) Includes allocation of federal income and state franchise taxes to other income.
(3) Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(4) Allocable portion of interest included in annual minimum debt service requirement of supplier.
(5) Includes the allocable portion of interest on project indebtedness of fifty-percent partnership investments by other wholly-owned subsidiaries of Edison International.
(6) Includes the fixed charges associated with Nuclear Fuel and capitalized interest of fifty-percent owned partnerships.
(7) Represents interest on spent nuclear fuel disposal obligation.